Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

R1 RCM INC.

(Exact Name of Registrant as Specified in its Charter)

Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)(2)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Equity	Common Stock, par value $0.01 per share	Rule 457(h)	25,941,790	$(3)	$437,402,006.72	0.0000927	$40,547.17

Equity	Common Stock, par value $0.01 per share	Rule 457(h)	6,225,000	$(3)	$120,547,125.00	0.0000927	$11,174.72

Total Offering Amounts					$557,949,131.72		$51,721.89

Total Fee Offsets							$—

Net Fee Due							$51,721.89

(1)

This Registration Statement covers the issuance of an aggregate of 32,166,790 shares of common stock, par value $0.01 per share (the “Common Stock”), of R1 RCM Inc., a Delaware corporation, formerly known as Project Roadrunner Parent Inc. (the “Registrant”). Such shares of Common Stock consist of (a) an aggregate of 25,941,790 shares of Common Stock reserved under the R1 RCM Inc. Third Amended and Restated 2010 Stock Incentive Plan (the “Incentive Plan”), including (i) 24,405,570 shares of Common Stock that underlie stock options, restricted stock units (“RSUs”) and performance-based RSUs (“PBRSUs”) of R1 RCM Holdco Inc., a Delaware corporation, formerly known as R1 RCM Inc. (“Old R1”), that were converted into stock options, RSUs and PBRSUs of the Registrant in connection with the Holding Company Reorganization (as defined in the Explanatory Note to this Registration Statement) and shares that remained available for issuance under the Incentive Plan and (ii) 1,536,220 shares that underlie RSUs of Revint Holdings, LLC, a Delaware limited liability company (“Cloudmed”), that were converted into RSUs of the Registrant upon consummation of the Holding Company Reorganization, and (b) 6,225,000 shares of Common Stock reserved under the R1 RCM Inc. 2022 Inducement Plan (the “Inducement Plan,” and together with the Incentive Plan, the “Plans”).

(2)

Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of Common Stock which become issuable under the Plans by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of Common Stock and shares of Common Stock that may again become available for delivery with respect to awards under the Incentive Plan pursuant to the share counting, share recycling and other terms and conditions of the Incentive Plan.

(3)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) promulgated under the Securities Act based on (i) with respect to 4,008,686 shares of Common Stock underlying unexercised stock options previously granted under the Incentive Plan, the weighted average exercise price of such shares, or $3.16, and (ii) with respect to all other shares of Common Stock covered by this Registration Statement, the average of the high and low sales prices per share of the common stock, par value $0.01 per share, of Old R1 as reported on the Nasdaq Global Select Market on June 16, 2022, or $19.37.